                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)/1/

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          DocuCorp International, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                                 --------------
                         (Title of Class of Securities)

                                   255911 10 9
                                  -------------
                                 (CUSIP Number)

                                December 31, 2001
                               -------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

----------

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 255911109                  13G/A
-------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Technology Leaders II L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [X]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
 -------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     0
     NUMBER OF               ---------------------------------------------------
      SHARES                   6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                        24,560
       EACH                  ---------------------------------------------------
     REPORTING                 7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                         0
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     24,560
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          24,560
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.17%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-------------------
CUSIP No. 255911109                  13G/A
-------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Technology Leaders II Offshore C.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [X]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands Antilles limited partnership
 -------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     0
     NUMBER OF               ---------------------------------------------------
      SHARES                   6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                        24,560
       EACH                  ---------------------------------------------------
     REPORTING                 7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                         0
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     24,560
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          24,560
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.17%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-------------------
CUSIP No. 255911109                  13G/A
-------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Technology Leaders II Management L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [X]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
 -------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     0
     NUMBER OF               ---------------------------------------------------
      SHARES                   6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                        24,560
       EACH                  ---------------------------------------------------
     REPORTING                 7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                         0
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     24,560
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          24,560
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.17%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-------------------
CUSIP No. 255911109                  13G/A
-------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Technology Leaders Management, Inc.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [X]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
 -------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     0
     NUMBER OF               ---------------------------------------------------
      SHARES                   6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                        24,560
       EACH                  ---------------------------------------------------
     REPORTING                 7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                         0
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     24,560
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          24,560
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.17%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

          DocuCorp International, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          5910 North Central Expressway, Suite 800
          Dallas, TX  75206

Item 2(a) Name of Person Filing:

          (1)  Technology Leaders II L.P.
          (2)  Technology Leaders II Offshore C.V.
          (3)  Technology Leaders II Management L.P.
          (4)  Technology Leaders Management, Inc.

Item 2(b) Address of Principal Business Offices:

          (1), (3), (4):
          700 Building
          435 Devon Park Drive
          Wayne, PA 19087-1990

          (2):
          c/o ABN Trust Company (Curacao) N.V.
          P.O. Box 224
          15 Pietermaai
          Curacao, Netherlands Antilles

Item 2(c) Citizenship:

          (1)  Delaware limited partnership

          (2)  Netherlands Antilles limited partnership

          (3)  Delaware limited partnership

          (4)  Delaware corporation

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          255911109

Item 3    If this statement is filed pursuant to Rule 13d-1(b), or 132d-2(b) or
          (c), check whether the person filing is a:

          (a) [_]  Broker or dealer registered under Section 15 of the Exchange
                   Act

          (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act

          (d) [_] Investment company registered under Section 8 of the Investment Company Act

          (e) [_]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E)

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

          (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

          (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

          Not applicable


Item 4    Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:  24,560

          (b)  Percent of class:  0.17%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: -0-

               (ii) Shared power to vote or to direct the vote: 24,560

              (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv) Shared power to dispose or to direct the disposition of:
                    24,560

          Technology Leaders Management, Inc. is a co-general partner of Technology Leaders II Management L.P.
          Technology Leaders II Management L.P. is the sole general partner of Technology Leaders II L.P. ("TL II") and a co-general partner of Technology Leaders II Offshore C.V. ("TLO II"). TL II and TLO II are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders Management II L.P. has sole authority and responsibility for all investment, voting and disposition decisions for TL II and TLO II, which powers are exercised through its seven person executive committee, by whose decisions the general partners have agreed to be bound. TL II owns 13,687 shares and TLO II owns 10,873 shares.

Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6    Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable

Item 8    Identification and Classification of Members of the Group.

          Technology Leaders II L.P., Technology Leaders II Offshore C.V., Technology Leaders II Management L.P. and Technology Leaders Management, Inc. are members of a group for purposes of Sections 13
          (d) and 13 (g) of the Securities Exchange Act of 1934.

Item 9    Notice of Dissolution of Group.

          Not applicable

Item 10   Certification.

          Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002               TECHNOLOGY LEADERS II L.P.
                                       By: Technology Leaders II Management L.P.
                                           its general partner
                                       By: Technology Leaders Management, Inc.
                                           its general partner

                                       By: /s/ Janet L. Stott
                                           -------------------------------------
                                           Name:  Janet L. Stott
                                           Title: Controller

                                       TECHNOLOGY LEADERS II OFFSHORE C.V.
                                       By: Technology Leaders II Management L.P.
                                           its general partner
                                       By: Technology Leaders Management, Inc.
                                           its general partner

                                       By: /s/ Janet L. Stott
                                           -------------------------------------
                                           Name:  Janet L. Stott
                                           Title: Controller

                                       TECHNOLOGY LEADERS II MANAGEMENT L.P.
                                       By: Technology Leaders Management, Inc.
                                           its general partner

                                       By: /s/ Janet L. Stott
                                           -------------------------------------
                                           Name:  Janet L. Stott
                                           Title: Controller

                                       TECHNOLOGY LEADERS MANAGEMENT, INC.

                                       By: /s/ Janet L. Stott
                                           -------------------------------------
                                           Name:  Janet L. Stott
                                           Title: Controller